EXHIBIT 10.48

FIRST AMENDMENT TO
CHICO’S FAS, INC.
2005 DEFERRED COMPENSATION PLAN

Pursuant to the authority granted under Section 10.2 of the Chico’s FAS, Inc. 2005 Deferred Compensation Plan (as amended and restated on November 18, 2008) (the “Plan”), the Plan is hereby amended as set forth below.
1.    ARTICLE XII of the Plan is amended in its entirety, effective April 1, 2018, to read as follows:

ARTICLE XII
Claims

12.1         Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee which shall make all determinations concerning such claim. Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”).

(a)
In General. Notice of a denial of benefits (other than Disability benefits as provided in Section 12.1(b) of the Plan) will be provided within 90 days of the Committee’s receipt of the Claimant’s claim for benefits. If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

(b)
Disability Benefits. Notice of denial of Disability benefits (including any determination related to a disability of a Participant under the Plan) (a “Disability Benefit Claim”) will be provided within forty-five (45) days of the Committee’s receipt of the Claimant’s Disability Benefit Claim. If the Committee determines that it needs additional time to review the Disability Benefit Claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 45-day period. If the Committee determines that a decision cannot be made within the first extension period due to matters beyond the control of the Committee, the time period for making a determination may be further extended for an additional 30 days. If such an additional extension is necessary, the Committee shall notify the Claimant prior to the expiration of the initial 30-day extension. Any notice of extension shall indicate the circumstances necessitating the extension of time, the date by which the Committee expects to furnish a notice of decision, the specific standards on which such entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim and any additional information needed to resolve those issues. A Claimant will be provided a minimum of 45 days to submit any necessary additional information to the Committee. In the event that a 30-day extension is necessary due to a Claimant’s failure to submit information necessary to decide a claim, the period for furnishing a notice of decision shall be tolled from the date on which the notice of the extension is sent to the Claimant until the earlier of the date the Claimant responds to the request for additional information or the response deadline.

(c)
Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The notice shall: (i) cite the pertinent provisions of the Plan document, and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.

(d)
Contents of Notice - Disability Benefit Claim. In the case of a complete or partial denial of a Disability Benefit Claim, the notice shall provide, in addition to the information required by Section 12.1(c) of the Plan, (i) a discussion of the decision, including an explanation of the basis for disagreeing with or not following the views presented by the Claimant to the Committee of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant, the views of medical or vocational experts whose advice was obtained on behalf of the Committee in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination, or a disability determination regarding the Claimant presented by the Claimant to the Committee made by the Social Security Administration, (ii) if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request, (iii) the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist, (iv) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits, and (v) the adverse benefit determination shall be provided in a culturally and linguistically appropriate manner as described in 29 C.F.R. § 2560.503-1(o)(1) and Section 12.2(e) of the Plan.

12.2    Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with a committee designated to hear such appeals (the “Appeals Committee”). A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Appeals Committee.
All written comments, documents, records, and other information shall be considered “relevant” if the information: (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The Appeals Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

a.
In General. Appeal of a denied benefits claim (other than a Disability Benefits Claim) must be filed in writing with the Appeals Committee no later than 60 days after receipt of the written notification of such claim denial. The Appeals Committee shall make its decision regarding the merits of the denied claim within 60 days following receipt of the appeal (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination. The Appeals Committee’s decision shall be made in good faith shall be final.

b.
Disability Benefit Claim. Appeal of a denied Disability Benefit Claim must be filed in writing with the Appeals Committee no later than 180 days after receipt of the written notification of such claim denial. The review shall be conducted by the Appeals Committee (exclusive of the person who made the initial adverse decision or such person’s subordinate). In reviewing the appeal, the Appeals Committee shall: (i) not afford deference to the initial denial of the claim, (ii) consult a medical professional who has appropriate training and experience in the field of medicine relating to the Claimant’s disability and who was neither consulted as part of the initial denial nor is the subordinate of such individual, and (iii) identify the medical or vocational experts whose advice was obtained with respect to the initial benefit denial, without regard to whether the advice was relied upon in making the decision. The Appeals Committee shall make its decision regarding the merits of the denied claim within 45 days following receipt of the appeal (or within 90 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. Following its review of any additional information submitted by the Claimant, the Appeals Committee shall render a decision on its review of the denied claim. Before issuing an adverse determination on appeal, the Appeals Committee shall provide the Claimant, free of charge, with any new or additional evidence considered, relied upon, or generated by the Plan or other person making the benefit determination (or at the direction of the Plan, insurer, or such other person) in connection with the claim; such evidence must be provided as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on Appeal is required to be provided in this Section 12.2(b) to give the Claimant a reasonable opportunity to respond prior to that date, and, before issuing an adverse determination on appeal based on a new or additional rationale, the Appeals Committee shall provide the Claimant, free of charge, with the rationale; the rationale must be provided as soon as possible and sufficiently in advance of the date on which the notice of adverse determination on appeal is required to be provided to give the Claimant a reasonable opportunity to respond prior to that date.

c.	Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language.
The decision on review shall set forth: (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

d.
Contents of Notice - Disability Benefit Claim. For the denial of a Disability Benefit Claim on Appeal, the notice shall provide, in addition to the information required by Section 12.2(c) of the Plan, (i) a discussion of the decision, including an explanation of the basis for disagreeing with or not following the views presented by the Claimant to the Appeals Committee of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant, the views of medical or vocational professionals whose advice was obtained on behalf of the Appeals Committee in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the determination, or a disability determination regarding the Claimant presented by the Claimant to the Appeals Committee made by the Social Security Administration, (ii) if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request in writing, (iii) the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the adverse determination, or a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist, (iv) the adverse benefit determination on review shall be provided in a culturally and linguistically appropriate manner as described in 29 C.F.R. § 2560.503-1(o)(1) and Section 12.2(e) of the Plan, and (v) a statement of the Claimant’s right to pursuant any voluntary appeal procedures available under the Plan and bring a civil action in state or federal court under Section 502(a) of ERISA following the adverse determination on Appeal, and any applicable contractual limitations period that applies to the Claimant’s right to bring such an action, including the calendar date on which the contractual limitations period expires for the claim.

e.
Culturally and Linguistically Appropriate Manner. For purposes of the Plan’s claims procedure with regard to a Disability Benefit Claim: (i) the Plan is considered to provide a notice in a “culturally and linguistically appropriate manner” in accordance with 29 C.F.R. § 2560.503-1(o)(1) if: (A) the Plan provides oral language services (such as a telephone customer assistance hotline) that include answering questions in any applicable non-English language and providing assistance with filing claims and appeals in any applicable non-English language; (B) the Plan provides, upon request, a notice in any applicable non-English language; and (C) the Plan includes in the English versions of all notices, a statement prominently displayed in any applicable non-English language clearly indicating how to access the language services provided by the Plan; (ii) with respect to an address in any United States county to which a notice is sent, a non-English language is an applicable non-English language if ten percent or more of the population residing in the county is literate only in the same non-English language, as determined in guidance published by the Secretary as provided under 29 C.F.R. § 2560.503-1(o)(1).

f.	Procedures for Claimant Representative. The Committee may establish reasonable procedures for determining whether a person has been authorized to act on behalf of a Claimant.

g.
Independence and Impartiality of Adjudication. In the case of a Disability Benefit Claim, the Plan shall ensure that all claims and appeals are adjudicated in a manner designed to ensure the independence and impartiality of the persons involved in making the decision. Accordingly, decisions regarding hiring, compensation, termination, promotion, or other similar matters with respect to any individual (such as a claims adjudicator or medical or vocational expert) shall not be based upon the likelihood that the individual will support the denial of benefits.

12.3
Claims Appeals Upon Change in Control. Upon a Change in Control, the Appeals Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Appeals Committee. Upon such Change in Control, the Company may not remove any member of the Appeals Committee, but may replace resigning members if 2/3rds of the members of the Board of Directors of the Company and a majority of Participants and Beneficiaries with Account Balances consent to the replacement.

The Appeals Committee shall have the exclusive authority at the appeals stage to interpret the terms of the Plan and resolve appeals under the Claims Procedure.
Each Participating Employer shall, with respect to the Committee identified under this Section 12.3: (i) pay its proportionate share of all reasonable expenses and fees of the Appeals Committee, (ii) indemnify the Appeals Committee (including individual committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Appeals Committee hereunder, except with respect to matters resulting from the Appeals Committee’s gross negligence or willful misconduct, and (iii) supply full and timely information to the Appeals Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Appeals Committee may reasonably require.

12.4	Legal Action.

(a)
In General. Subject to the provisions of Section 12.4(b) of the Plan, a Claimant may not bring any legal action, including commencement of any arbitration, relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.

(b)	Deemed Exhaustion of Administrative Remedies. In the case of a Disability Benefit Claim:

(i)
If the Committee or Appeals Committee fails to strictly adhere to all the requirements of the claims procedures set out under Section 12.1 and 12.2 of the Plan with respect to the Disability Benefit Claim, the Claimant is deemed to have exhausted the administrative remedies available under the claims procedures. Accordingly, the Claimant is entitled to pursue any available remedies under Section 502(a) of ERISA on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim. If the Claimant chooses to pursue remedies under Section 502(a) of ERISA under such circumstances, the claim or appeal is deemed denied on review without the exercise of discretion by an appropriate fiduciary.

(ii)
Notwithstanding Section 12.4(b)(i) of the Plan, the administrative remedies available under the Plan with respect to a Disability Benefit Claim will not be deemed exhausted based on de minimis violations that do not cause, and are not likely to cause, prejudice or harm to the Claimant so long as the Committee or Appeals Committee demonstrates that the violation was for good cause or due to matters beyond the control of the Committee or Appeals Committee and that violation occurred in the context of an ongoing, good faith exchange of information between the Committee or Appeals Committee and the Claimant. This exception is not available if the violation is part of a pattern or practice of violations by the Plan. The Claimant may request a written explanation of the violation from the Committee or Appeals Committee, which must provide such explanation within 10 days, including a specific description of its bases, if any, for asserting that the violation should not cause the administrative remedies available under the Plan to be deemed exhausted. If a court rejects the Claimant’s request for immediate review under Section 12.4(b)(i) of the Plan on the basis that the Committee or Appeals Committee met the standards for the exception under this Section 12.4(b)(ii), the claim shall be considered as re-filed on appeal upon the Committee’s or Appeals Committee’s receipt of the decision of the court. Within a reasonable time after the receipt of the decision, the Committee or Appeals Committee shall provide the Claimant with notice of resubmission

(c)
Legal Costs. If a Participant or Beneficiary prevails in a legal proceeding brought under the Plan to enforce the rights of such Participant or any other similarly situated Participant or Beneficiary, in whole or in part, the Participating Employer shall reimburse such Participant or Beneficiary for all legal costs, expenses, attorneys’ fees and such other liabilities incurred as a result of such proceedings. If the legal proceeding is brought in connection with a Change in Control, or a “change in control” as defined in a rabbi trust described in Section 11.2 of the Plan, the Participant or Beneficiary may file a claim directly with the trustee for reimbursement of such costs, expenses and fees. For purposes of the preceding sentence, the amount of the claim shall be treated as if it were an addition to the Participant’s or Beneficiary’s Account Balance.

12.5
Discretion of Appeals Committee. All interpretations, determinations and decisions of the Appeals Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

12.6    Arbitration.

(a)
Prior to Change in Control. Notwithstanding any other provision of the Plan and except as prohibited under applicable law, if, prior to a Change in Control, any claim or controversy between a Participating Employer and a Participant or Beneficiary is not resolved through the claims procedure set forth in Article XII, such claim shall be submitted to and resolved exclusively by expedited binding arbitration by a single arbitrator. Arbitration shall be conducted in accordance with the following procedures:

The complaining party shall promptly send written notice to the other party identifying the matter in dispute and the proposed remedy. Following the giving of such notice, the parties shall meet and attempt in good faith to resolve the matter. In the event the parties are unable to resolve the matter within 21 days, the parties shall meet and attempt in good faith to select a single arbitrator acceptable to both parties. If a single arbitrator is not selected by mutual consent within ten Business Days following the giving of the written notice of dispute, an arbitrator shall be selected from a list of nine persons each of whom shall be an attorney who is either engaged in the active practice of law or recognized arbitrator and who, in either event, is experienced in serving as an arbitrator in disputes between employers and employees, which list shall be provided by the main office of either JAMS, the American Arbitration Association (“AAA”) or the Federal Mediation and Conciliation Service. If, within three Business Days of the parties’ receipt of such list, the parties are unable to agree on an arbitrator from the list, then the parties shall each strike names alternatively from the list, with the first to strike being determined by the flip of a coin. After each party has had four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.
Unless the parties agree otherwise, within 60 days of the selection of the arbitrator, a hearing shall be conducted before such arbitrator at a time and a place agreed upon by the parties. In the event the parties are unable to agree upon the time or place of the arbitration, the time and place shall be designated by the arbitrator after consultation with the parties. Within 30 days of the conclusion of the arbitration hearing, the arbitrator shall issue an award, accompanied by a written decision explaining the basis for the arbitrator’s award.
In any arbitration hereunder, the Participating Employer shall pay all administrative fees of the arbitration and all fees of the arbitrator, except that the Participant or Beneficiary may, if he/she/it wishes, pay up to one-half of those amounts. Each party shall pay its own attorneys’ fees, costs, and expenses, unless the arbitrator orders otherwise. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees. The arbitrator shall have no authority to add to or to modify the Plan, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that it would be entitled to summary judgment if the matter had been pursued in court litigation.
The parties shall be entitled to discovery as follows: Each party may take no more than three depositions. The Participating Employer may depose the Participant or Beneficiary plus two other witnesses, and the Participant or Beneficiary may depose the Participating Employer, pursuant to Rule 30(b)(6) of the Federal Rules of Civil Procedure, plus two other witnesses. Each party may make such reasonable document discovery requests as are allowed in the discretion of the arbitrator.
The decision of the arbitrator shall be final, binding, and non-appealable, and may be enforced as a final judgment in any court of competent jurisdiction.
This arbitration provision of the Plan shall extend to claims against any parent, subsidiary, or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, Participant, Beneficiary, or agent of any party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law or under the Plan.
Notwithstanding the foregoing, and unless otherwise agreed between the parties, either party may apply to a court for provisional relief, including a temporary restraining order or preliminary injunction, on the ground that the arbitration award to which the applicant may be entitled may be rendered ineffectual without provisional relief.
Any arbitration hereunder shall be conducted in accordance with the Federal Arbitration Act: provided, however, that, in the event of any inconsistency between the rules and procedures of the Act and the terms of the Plan, the terms of the Plan shall prevail.
If any of the provisions of this Section 12.6(a) are determined to be unlawful or otherwise unenforceable, in the whole part, such determination shall not affect the validity of the remainder of this section and this section shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the provisions of this Section 12.6(a) are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact and treated as determinative to the maximum extent permitted by law.
The parties do not agree to arbitrate any putative class action or any other representative action. The parties agree to arbitrate only the claims(s) of a single Participant or Beneficiary.

(b)
Upon Change in Control. If, upon the occurrence of a Change in Control, any dispute, controversy or claim arises between a Participant or Beneficiary and the Participating Employer out of or relating to or concerning the provisions of the Plan, such dispute, controversy or claim shall be finally settled by a court of competent jurisdiction which, notwithstanding any other provision of the Plan, shall apply a de novo standard of review to any determination made by the Company or its Board of Directors, a Participating Employer, the Committee, or the Appeals Committee.

2.    All other provisions of the Plan shall remain in effect.

[Signature Page Follows]

IN WITNESS WHEREOF, this First Amendment to the Plan is hereby adopted on this 30th day of March, 2018.

CHICO’S FAS, INC.

By: /s/ Todd E. Vogensen

Title: EVP, Chief Financial Officer